EXHIBIT No. 23.01




                                 ARTHUR ANDERSEN LLP



                      CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


            As independent public accountants, we hereby consent to the incorporation of our report dated February 11, 1998, included in this Form 10-K, into Sbarro, Inc.'s previously filed Registration Statements on Form S-3 (File No. 33-39637) and Form S-8 (File Nos. 33-4380, 33-39636 and 33-
            68486). It should be noted that we have performed no audit procedures subsequent to February 11, 1998, the date of our report. Furthermore, we have not audited any financial statements of Sbarro, Inc. as of any date or for any period subsequent to December 28, 1997.

                                          /s/  Arthur Andersen LLP



            New York, New York
            March 5, 1998